Exhibit 3.127

SUBMIT ORIGINAL AND A COPY
TYPE OR PRINT LEGIBLY

Limited Liability Company

ARTICLES OF ORGANIZATION

The undersigned, acting as organizer(s) of a limited liability company pursuant to the New Mexico Limited Liability Company Act, adopt the following Articles of Organization:

ARTICLE ONE: The name of the limited liability company is:	[NAME OF LIMITED LIABILITY COMPANY]

ARTICLE TWO: The period of duration (if other than perpetual) is:	Perpetual

ARTICLE THREE:

(1) The New Mexico street address of the company’s initial registered office is:

(P.O. Box is not acceptable. Provide a description of the geographical location if a street address does not exist.)

(2) The name of the initial registered agent at that address is:	CT Corporation System

(3) The street address of the company’s principal place of business, if different from its registered office, is:

ARTICLE FOUR (check only if applicable):

_____YES Management of the business and affairs of the company is vested in a manager.

ARTICLE FIVE (check only if applicable):

_ X_YES The limited liability company is a single member limited liability company.

ARTICLE SIX: If these Articles of Organization are not to be effective upon filing with the commission, the effective date is: (if an effective date is specified here, it cannot be a date prior to the date the articles are received by the commission) _______________________________________________________

Dated:

Signature of Organizer(s)	Printed Name(s)

Form DLLC

(revised 06/13)